As filed with the Securities and Exchange Commission on October 29, 2004
                              Registration No. 333-

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                EMCOR Group, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                                       11-2125338
(State or other jurisdiction of                         (IRS Employer
 incorporation or organization)                      Identification No.)

                           ---------------------------
                        301 Merritt Seven Corporate Park
                             Norwalk, CT 06851-1060
                                 (203) 849-7800
                    (Address of Principal Executive Offices)


               Stock Option Agreement Dated as of October 25, 2004

          Restricted Share Unit Agreement Dated as of October 25, 2004
                           (Full titles of the plans)

                                Frank T. MacInnis
                 Chairman of the Board, Chief Executive Officer
                                EMCOR Group, Inc.
                        301 Merritt Seven Corporate Park
                             Norwalk, CT 06851-1060
                                 (203) 849-7800

  (Name, address, telephone number, including area code, of agent for service)

                                 with a copy to:
                            Sheldon I. Cammaker, Esq.
             Executive Vice President, General Counsel and Secretary
                                EMCOR Group, Inc.
                        301 Merritt Seven Corporate Park
                             Norwalk, CT 06851-1060
                                 (203) 849-7800


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of           Amount to be           Proposed Maximum Offering         Proposed Maximum            Amount of
Securities to be Registered      Registered(1)(2)            Price Per Share(1)       Aggregate Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01       55,000 shares                $40.49                      $2,226,950                  $283
per share..................
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes 30,000 shares issuable pursuant to the exercise of stock options and 25,000 shares issuable in respect of a grant of restricted share units pursuant to Rule 457(h) of the Securities Act, the offering price for such shares is estimated solely for the purpose of computing the registration fee and is based on the closing price of our common stock on October 27, 2004, $40.49, as reported on the New York Stock Exchange (a date within five business days of the filing of this Registration Statement).

(2) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an additional indeterminate number of shares that may become issuable pursuant to the anti-dilution provisions of the October 25, 2004 Stock Option Agreement and the October 25, 2004 Restricted Share Unit Agreement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"). The information regarding each Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by EMCOR Group, Inc. as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents which have been and will in the future be filed by us with the SEC are incorporated in this Registration Statement by reference:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which contains our audited financial statements for the fiscal year ended December 31, 2003.

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2003.

     3. The description of our common shares contained in our Registration Statement on Form 10-12G/A under the Exchange Act, as filed with the SEC on August 11, 1995 (File No. 0-2315), including any amendment or report filed for the purpose of amending such description.

     In  addition,  all reports  and  documents  subsequently  filed by us under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the filing date of each such document.

     Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     Sheldon I. Cammaker, our Executive Vice President, General Counsel and Secretary, has provided an opinion to us as to the validity of the shares of our common stock being registered by this Registration Statement on Form S-8. Mr. Cammaker (a) is entitled to shares of our common stock to be issued under our EMCOR Group, Inc. Executive Stock Bonus Plan, as amended (b) has been granted options to purchase shares of our common stock that may be issued pursuant to option agreements, (c) has been granted options to purchase shares of our common stock under our 1994 Management Stock Option Plan.

Item 6.  Indemnification of Directors and Officers

     Our Restated Certificate of Incorporation provides, as do the charters of many other publicly held companies, that the personal liability of our directors to us is eliminated to the maximum extent permitted by the Delaware General Corporation Law. Our Restated Certificate of Incorporation and By-Laws provide for the indemnification of our, and our subsidiaries', directors, officers, employees, and agents to the fullest extent that may be permitted by the Delaware General Corporation Law from time to time, and the By-Laws provide for various procedures relating thereto. Certain provisions of our Restated Certificate of Incorporation protect our directors against personal liability for monetary damages resulting from breaches of their fiduciary duty as a director, except as set forth below. Under the Delaware General Corporation Law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. Our Restated Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, our directors remain liable for breaches of their duty of loyalty to us and our stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Our Restated Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under the Delaware General Corporation Law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and the Delaware General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to us.

     Our Restated Certificate of Incorporation and By-laws provide, among other things, that each person who was or is made a party to, or is threatened to be made a party to, any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ours), by reason of the fact that he or she is or was a director or officer of us (or was serving at our request as a director, officer, employee, or agent for another entity, including an employee benefit plan), will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability, or loss (including attorneys' fees, judgments, fines, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the rights to be paid by us for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     We are a party to an indemnification agreement with each of our directors and executive officers. These indemnification agreements provide for, among other things, the indemnification by us of our directors and officers to the fullest extent permitted by law and the advancement of attorneys' fees and expenses. The agreements also state that in the event of a potential change in control, we shall establish trusts, which are irrevocable except upon the indemnities' written consent, to fund our indemnification obligations thereunder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and persons controlling us pursuant to the above provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We carry certain insurance coverage, in respect of potential claims against our directors and officers and in respect of losses of which we may be required or permitted by law to indemnify such directors and officers.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 9.  Undertakings

   (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflectin the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on October 28, 2004.

                          EMCOR GROUP, INC.


                          By:        /s/ Frank T. MacInnis
                              -----------------------------------------------
                               Name:   Frank T. MacInnis
                               Title:  Chairman of the Board
                                       and Chief Executive Officer

                                POWER OF ATTORNEY


     The Registrant and each director and officer of the Registrant whose signature appears below, constitutes and appoints Frank T. MacInnis, Sheldon I. Cammaker and Leicle E. Chesser, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on October 28, 2004.



Signature                           Title
 /s/ Frank T. MacInnis              Chairman of the Board and Chief
--------------------------          Executive Officer
 Frank T. MacInnis                  (Principal Executive Officer)

/s/ Leicle E. Chesser               Executive Vice President and Chief Financial
--------------------------          Officer (Principal Financial Officer)
Leicle E. Chesser


/s/ Mark A. Pompa                   Senior Vice President -
--------------------------          Chief Accounting Officer and Treasurer
Mark A. Pompa                       (Principal Accounting Officer)



/s/ Stephen W. Bershad              Director
--------------------------
Stephen W. Bershad


/s/ David A.B. Brown                Director
--------------------------
David A.B. Brown


/s/ Larry J. Bump                   Director
--------------------------
Larry J. Bump


/s/ Albert Fried, Jr.               Director
--------------------------
Albert Fried, Jr.


/s/ Richard F. Hamm, Jr.            Director
--------------------------
Richard F. Hamm, Jr.


/s/ Michael T. Yonker               Director
--------------------------
Michael T. Yonker

                                  EXHIBIT INDEX
Exhibits


4.1 Restricted Stock Unit Agreement by and between EMCOR Group, Inc. and Anthony Guzzi dated October 25, 2004

4.2 Option Agreement by and between EMCOR Group, Inc. and Anthony Guzzi dated October 25, 2004

5.1  Opinion of Sheldon I. Cammaker, Esq.

23.1 Consent of Ernst & Young LLP, Independent Registered Public
     Accounting Firm

23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

23.3 Consent of Sheldon I. Cammaker, Esq. (included in Exhibit 5.1)

24.1 Powers of Attorney (included on the signature page of this Registration Statement)

Exhibit 5.1


                       [Letterhead of Sheldon I. Cammaker]


                                                                October 28, 2004

EMCOR Group, Inc.
301 Merritt Seven
Norwalk, CT 06851

Gentlemen:

     With respect to the Registration Statement on Form S-8 filed by EMCOR Group, Inc. ("EMCOR") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, (a) 30,000 shares of your common stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to a stock option agreement dated as of October 25, 2004, and
(b) 25,000 shares of your Common Stock to be issued pursuant to a restricted share unit agreement dated as of October 25, 2004, I am acting as counsel to you.

     I wish to advise you that in my opinion the 55,000 shares to be issued by you under the aforementioned stock option agreement and restricted share unit agreement, when issued in accordance with the respective terms thereof, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

                                               Very truly yours,



                                               Sheldon I. Cammaker
                                               Executive Vice President, General
                                               Counsel and Secretary

Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 filed by EMCOR Group, Inc. for the purpose of registering 55,000 shares of its common stock, of our report dated February 24, 2004 with respect to the consolidated financial statements and schedule at December 31, 2003 and 2002, and for each of the years then ended of EMCOR Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



Stamford, Connecticut                                      /S/ ERNST & YOUNG LLP
October 28, 2004

Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K") to which this notice is filed as an exhibit is incorporated by reference into the following registration statements (collectively, the "Registration Statements") filed by EMCOR Group, Inc. with the Securities and Exchange Commission ("SEC"), and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference: Nos. 333-44369, 333-02819 and 333-75449.

On May 15, 2002, EMCOR dismissed Arthur Andersen LLP ("Arthur Andersen") to serve as its independent auditors and engaged Ernst & Young LLP ("Ernst & Young") to serve as its independent auditors for the fiscal year ending December 31, 2002. The Arthur Andersen dismissal and the Ernst & Young engagement were recommended by EMCOR's Audit Committee and approved by EMCOR's Board of Directors and became effective immediately. For additional information, see EMCOR's Current Report of Form 8-K filed with the SEC on May 15, 2002. EMCOR's understanding is that the staff of the SEC has taken the position that it will not accept consents from Arthur Andersen if the engagement partner for EMCOR's audit is no longer with Arthur Andersen. The engagement partner for EMCOR's audit is no longer with Arthur Andersen. As a result, EMCOR has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of Arthur Andersen's audit report with respect to EMCOR's consolidated financial statements as of December 31, 2001 and December 31, 2000 and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits EMCOR to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of EMCOR's securities made on or after the date of this Form 10-K pursuant to the Registration Statements. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, include EMCOR's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert of the purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.